Exhibit 99

1-800-FLOWERS.COM, INC. logo

Investor Contact:
----------------
Joseph D. Pititto

(516) 237-6131
E-mail: invest@1800flowers.com



             1-800-FLOWERS.COM(R) Reports Fiscal 2005 Fourth Quarter
                              And Full Year Results


Fiscal 2005 Fourth Quarter Highlights: Total revenues increased by 15.2 percent, or $24.6 million, to $186.1 million. Gross profit margin improved 70 basis points to 40 percent. GAAP net income for the quarter was $3.9 million, or $0.06 per diluted share. Prior-year GAAP net income, which included a $19.5 million net tax benefit primarily related to the reversal of the Company's deferred tax valuation allowance, was $30.4 million or $0.45 per diluted share. Comparative pre-tax income for the fiscal 2005 fourth quarter was 6.6 million, or $0.10 per share, compared with $10.9 million, or $0.16 per share, in the prior- year period.

Fiscal 2005 Full Year Highlights:
Total revenues increased 11 percent, or $66.7 million, to $670.7 million. GAAP net income for the full year was $7.8 million, or $0.12 per share, compared with $40.9 million, or $0.60 per diluted share in fiscal 2004. Comparative pre-tax income was $13.2 million, or $0.20 per share, compared with $21.7 million or $0.32 per diluted share in fiscal 2004. Company attracted 3.3 million new customers while repeat customers accounted for approximately 47 percent of combined online and telephonic sales, up from 45 percent in fiscal 2004.


Westbury, NY, August 11, 2005 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading florist and multi-channel retailer of thoughtful gifts for all occasions, today reported record revenues of $186.1 million for its fiscal fourth quarter ended July 3, 2005, representing an increase of 15.2 percent compared with revenues of $161.6 million reported in the prior-year period. Online revenues increased 16.5 percent to $108.5 million while telephonic revenues grew 3.3 percent to $60.3 million. Gross profit margin percent grew 70 basis points to 40 percent compared with 39.3 percent in the prior-year period.

The Company noted that the accelerated revenue growth achieved during the fiscal fourth quarter reflected several factors, including: management's stated strategy to increase its marketing and selling efforts particularly in its market-leading floral gift business; revenues associated with the acquisition of The WineTasting Network, completed during the fiscal second quarter, and Cheryl & Co., completed during the fiscal fourth quarter; and the inclusion in the quarter of an additional week of sales compared with the fourth quarter of fiscal 2004 which was largely offset by the shift of the Easter holiday into the fiscal third quarter of fiscal 2005.
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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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GAAP net income for the fourth quarter was $3.9 million, or $0.06 per diluted share, compared with prior-year period GAAP net income, which included a $19.5 million net tax benefit primarily related to the reversal of the Company's deferred tax valuation allowance, of $30.4 million, or $0.45 per diluted share. For purposes of comparison with fiscal 2004 fourth quarter results, the Company also reported pre-tax income for the fiscal 2005 fourth quarter of $6.6 million, or $0.10 per share, which compares with $10.9 million, or $0.16 per diluted share, in the prior year period.

The Company attributed the difference in comparative pre-tax net income primarily to an increase in its operating expense ratio to 36.7 percent compared with 32.9 percent in the prior year period somewhat offset by the increase in gross profit margin during the quarter. The higher operating expense ratio for the period reflects the Company's previously stated strategy to drive increased customer acquisition and accelerate top-line growth as well as spending associated with adding resources, primarily personnel, to expand its Bloomnet B2B florist operations and the seasonal nature of its recent acquisitions.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "During the fiscal fourth quarter we were very pleased with our success in driving double-digit revenue growth in both our floral gift business as well as our specialty brands gift categories. This is a direct result of our strategy, initiated back in January, to significantly step up our marketing and selling efforts. As a result, during the quarter we grew our core floral gift business by approximately 12 percent, thereby expanding our market leading position in this category." The Company also achieved double-digit revenue growth in its Food, Wine and Gift Basket category, which, with the addition of Cheryl & Co., is on pace to generate more than $100 million in revenues during fiscal 2006. "Through a combination of internal business development and strategic acquisitions, we are fast becoming a major player in the growing food, wine and gift basket segment where we see significant opportunities for both our consumer and corporate gifting businesses," said McCann. Also, during the quarter, the Company accelerated the sales rebound in its home and garden gifts category during the period, achieving revenue growth of approximately 13 percent compared with the prior year period.

McCann noted that, in addition to the accelerated revenue growth, "We were also very pleased with the increase we achieved in our gross profit margin. When we announced our fiscal third quarter results back in April, we said gross profit margin had been impacted by the anomaly of the Valentine's holiday day-placement. We also said that we expected it to bounce back and grow year-over-year. In fact, for the quarter, gross profit margin increased 70 basis points to 40 percent compared with the prior year period and was up 220 basis points compared with the fiscal third quarter. We anticipate further increases in gross profit margin throughout fiscal 2006."


 Fiscal 2005 Full-Year Results

For fiscal 2005 full-year, total revenues increased 11 percent to $670.7 million, or $66.7 million, compared with $604 million in fiscal 2004. This increase was driven primarily by online revenue growth of 17.4 percent to $360.9 million compared with $307.5 million in the prior year. Gross profit margin percent for the year was 41.1 percent compared with 41.9 percent in fiscal 2004 primarily reflecting product mix and promotional pricing programs.


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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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Floral gift sales, which grew approximately 10 percent for the year, represented
52.7 percent of total combined online and telephonic revenues, up from 52.3 percent in the prior year. Revenues from the Company's Specialty Brands businesses, including their retail operations, increased 12.4 percent to approximately $226 million. Excluding the Company's home and garden business, which grew approximately 6 percent for the year, the Company's Specialty Brands businesses grew approximately 23 percent to approximately $100 million with the Company's recent acquisitions representing a combined total of approximately $10 million.

During fiscal 2005, the Company's operating expense ratio was 39.3 percent compared with 38.3 percent in the prior year. This reflects management's strategy to increase spending in two key areas: marketing and selling for its core floral gift business and expansion of its Bloomnet B2B operations. The increase also reflects the seasonality associated with The WineTasting Network and Cheryl & Co., which were acquired during the year.

GAAP net income for the full year was $7.8 million, or $0.12 per share, compared with $40.9 million, or $0.60 per diluted share, which included the $19.2 million net tax benefit primarily related to the reversal of the Company's deferred tax valuation allowance, in fiscal 2004. Pre-tax income was $13.2 million, or $0.20 per share, compared with $21.7 million or $0.32 per diluted share, in fiscal 2004.

During the year, the Company cost-effectively attracted 3.3 million new customers, compared with 3.1 million in fiscal 2004. Customer acquisition cost for the year was $18.65 compared with $17.65 in fiscal 2004. The Company also continued to deepen its relationships with its more than 15 million existing customers. During fiscal 2005, approximately 6.2 million customers placed orders of which 46.4 percent were repeat customers, up from 45 percent in fiscal 2004.

McCann said, "At the start of the second half of fiscal 2005, we initiated a strategy that called for significantly stepping up our marketing and selling efforts, particularly in our core floral gift category. This effort was aimed at being more aggressive in terms of new customer acquisition, leveraging what we believe is the lowest cost to acquire a new customer in the floral gift category. As a result, we cost-effectively attracted more than 1.6 million new customers during the second half, and more than doubled our revenue growth rate to 16 percent compared with 6 percent in the first half of the fiscal year."

McCann also noted that beginning in the second half of fiscal 2005, the Company became active with its stock repurchase program, utilizing an existing $10 million authorization from its board of directors and subsequently announcing an increase in the authorization to $20 million. Through July 31, 2005, the Company had repurchased approximately 1.5 million shares of its stock at a total cost of approximately $10.7 million. "We have a very strong balance sheet and we continue to generate cash in excess of our business growth needs. As a result, we believe our stock repurchase program is one of the ways that we can effectively deploy cash to build value for our shareholders," said McCann.


Fiscal 2006 Company Guidance:

Full-year guidance:
During fiscal 2006, the Company plans to continue the strategic initiatives launched during the second half of fiscal 2005 and expects to drive revenue growth in a range of 14-to-16%, with the majority of this
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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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growth expected to come through its online channels. The Company anticipates telephonic sales growing at a single digit pace while its retail and fulfillment segment, which includes its newly launched efforts to expand its Bloomnet business-to-business florist operations as well as company-owned and franchise stores, is expected to grow at a rate of more than 50 percent.

Regarding specific business areas:

o The Company expects to drive double-digit revenue growth in its consumer floral gift business and thereby extend its market leadership position in the category.
o Within its Specialty Brands categories: in its home and garden gifts business, the Company plans to build on the successful turnaround results achieved during fiscal 2005 and achieve mid-single digit revenue growth.
o Within its Food, Wine and Gift Basket business, the Company expects to grow revenues to more than $100 million through a combination of organic growth and full-year contributions from Cheryl & Co. and The WineTasting Network.
o Gross profit margin for the year is expected to increase approximately 150 basis points percent primarily through a combination of product mix, improved sourcing, pricing initiatives and fulfillment and customer service enhancements.
o Regarding operating expenses, during fiscal 2006 the Company plans to continue to invest in three key areas: (1) expanded marketing programs in its core floral gift business; (2) in its Bloomnet B2B operations to build market share in this segment of the floral industry; and (3) systems and personnel for its most recent acquisitions. As a result, the Company expects its operating expense ratio to be in line with fiscal 2005.
o As a result of these factors, during fiscal 2006, the Company expects to achieve pro forma* earnings growth of more than 75 percent compared with fiscal 2005. [*The Company defines pro forma earnings as GAAP net income excluding stock-based compensation expense as calculated under FAS No. 123R. The Company believes pro forma earnings provides a more accurate measure of year-to-year period comparative performance; however, its use, and corresponding per share results, do not lessen the importance of comparable GAAP net income. Pro forma earnings, and its reconciliation to GAAP net income, will be included in the Company's financial tables as part of its future quarterly earnings releases.] The Company expects the non-cash impact of stock-based compensation expense during fiscal 2006 to be in a range of $3-to-$4 million.
o In addition to the strong earnings growth, and as a result of its relatively low working capital requirements, the Company expects cash provided by operations to be more than $40 million during fiscal 2006. Capital expenditures for the year are expected to be in a range of $14-to-$16 million.


Quarterly Guidance:
The Company noted that the growth of its specialty brands categories, in particular the acquisitions it has made in recent years in the Food, Wine and Gift Basket area, has resulted in increased seasonality in its business. As such, in fiscal 2006 the Company anticipates achieving a larger concentration of both

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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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revenues and profits in its fiscal second quarter (the calendar year-end period which includes the holiday shopping season). Conversely, the Company anticipates that its fiscal first quarter - traditionally its lowest in terms of revenues due to the lack of any major gifting holidays during the summer months - will result in a larger loss. This loss reflects the increased seasonality as well as continued investments in marketing and the Company's Bloomnet B2B initiative.

The Company anticipates fiscal 2006 quarterly revenues will be in the following ranges:

o Q1 = 13-to-15 percent of total revenues o Q2 = 35-to-37 percent of total revenues o Q3 = 21-to-23 percent of total revenues o Q4 = 26-to-28 percent of total revenues


About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choicesm" - has been providing customers across the nation with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped Fresh From Our Growerssm. Customers can shop 1-800-FLOWERS.COM 24 hours a day, 7 days a week via the phone or Internet (1-800-356-9377 or www.1800flowers.com) or by visiting a Company-operated or franchised store. Gift advisors are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); children's gifts from HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com) and wine gifts from the WineTasting Network(R) (www.ambrosiawine.com and www.winetasting.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:
The statements in this press release regarding current and future expectations involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve continued double-digit revenue growth; its ability to maintain and enhance gross profit margins for its various products and businesses; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage

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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.


Conference Call:
The Company will conduct a conference call to discuss the attached financial results on Thursday, August 11th at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone for 24 hours beginning at 1:00 p.m. (ET) on 8/11/05 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 4571106.


                              [See Attached Tables]

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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                                                          July 3,        June 27,
                                                                                           2005            2004
                                                                                    ------------------ -------------


Assets
Cash and equivalents                                                                          $39,961       $80,824
Short-term investments                                                                          6,647        22,550
Receivables, net                                                                               10,619         9,013
Inventories                                                                                    28,675        19,625
Prepaid and other current assets                                                                5,289         1,517
Deferred income taxes                                                                          10,219        16,463
                                                                                        -------------- -------------
    Total current assets                                                                      101,410       149,992

Property, plant and equipment, net                                                             50,474        42,460
Investments                                                                                         -         8,260
Goodwill                                                                                       71,389        34,529
Other intangibles, net                                                                          6,045         2,598
Deferred income taxes                                                                          17,161        13,548
Other assets                                                                                    5,473        10,165
                                                                                        -------------- -------------
    Total assets                                                                             $251,952      $261,552
                                                                                        ============== =============

Liabilities and stockholders' equity Current liabilities:
     Accounts payable and accrued expenses                                                    $57,121       $63,266
     Current  maturities of long-term  debt and  obligations  under capital
      leases                                                                                    2,597         3,022
                                                                                        -------------- -------------
     Total current liabilities                                                                 59,718        66,288

Long-term debt and obligations under capital leases                                             3,347         6,062
Other liabilities                                                                               2,553         2,812
                                                                                        -------------- -------------
   Total liabilities                                                                           65,618        75,162
Total stockholders' equity                                                                    186,334       186,390
                                                                                        -------------- -------------
Total liabilities and stockholders' equity                                                   $251,952      $261,552
                                                                                        ============== =============


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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                        Consolidated Statements of Income
                    (In thousands, except for per share data)

                                                                   Quarter Ended                           Year Ended
                                                        -------------------------------------  -----------------------------------
                                                            July 3, 2005      June 27, 2004      July 3, 2005     June 27, 2004
                                                          ----------------- ------------------ ----------------- -----------------

Net revenues:
  Online                                                        $108,492         $93,135          $360,902         $307,470
  Telephonic                                                      60,349          58,443           259,929          263,039
  Retail/fulfillment                                              17,277           9,989            49,848           33,469
                                                            -------------   -------------      ------------     ------------
       Total net revenues                                        186,118         161,567           670,679          603,978
Cost of revenues                                                 111,737          98,039           395,028          351,111
                                                            -------------   -------------      ------------     ------------
Gross profit                                                      74,381          63,528           275,651          252,867

Operating expenses:
  Marketing and sales                                             50,389          38,950           198,935          172,251
  Technology and development                                       4,201           3,289            14,757           13,799
  General and administrative                                      10,152           7,187            35,572           30,415
  Depreciation and amortization                                    3,473           3,660            14,489           14,992
                                                            -------------   -------------      ------------     ------------
       Total operating expenses                                   68,215          53,086           263,753          231,457
                                                            -------------   -------------      ------------     ------------
Operating income                                                   6,166          10,442            11,898           21,410


Other income (expense):
   Interest income                                                   463             640             1,690            1,324
   Interest expense                                                (100)            (62)             (481)            (663)
   Other                                                              60           (123)               140            (341)
                                                            -------------   -------------      ------------     ------------
Total other income, net                                              423             455             1,349              320
                                                            -------------   -------------      ------------     ------------
Income before income taxes                                         6,589          10,897            13,247           21,730
Income tax (benefit)                                               2,688        (19,532)             5,398         (19,174)
                                                            -------------   -------------      ------------     ------------
Net income                                                        $3,901         $30,429            $7,849          $40,904
                                                            =============   =============      ============     ============

Net income per common share:
          Basic                                                    $0.06           $0.46             $0.12            $0.62
                                                            =============   =============      ============     ============
          Diluted                                                  $0.06           $0.45             $0.12            $0.60
                                                            =============   =============      ============     ============

Weighted average shares used in the calculation of net
income per common share:
          Basic                                                   65,798          66,164            66,038           65,959
                                                            =============   =============      ============     ============
          Diluted                                                 66,947          68,260            67,402           68,165
                                                            =============   =============      ============     ============
Calculation of pre-tax income per share:

Income before income taxes                                        $6,589         $10,897           $13,247          $21,730
                                                            =============   =============      ============     ============

Income before income taxes per common share:
          Basic                                                    $0.10           $0.16             $0.20            $0.33
                                                            =============   =============      ============     ============
          Diluted                                                  $0.10           $0.16             $0.20            $0.32
                                                            =============   =============      ============     ============


Weighted average shares used in the calculation of
income before taxes per
  common share:
          Basic                                                   65,798          66,164            66,038           65,959
                                                            =============   =============      ============     ============
          Diluted                                                 66,947          68,260            67,402           68,165
                                                            =============   =============      ============     ============

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1-800-FLOWERS.COM Reports Fiscal 2005 Fourth Quarter and Full Year Results,
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                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                             Years Ended
                                                                                   --------------------------------
                                                                                    July 3, 2005     June 27, 2004
                                                                                   ---------------   --------------

Operating activities:
Net income                                                                                $7,849           $40,904
Reconciliation of net income to net cash provided by
  operations:
  Depreciation and amortization                                                           14,489            14,992
  Deferred income taxes                                                                    4,702           (20,776)
  Stock compensation expense                                                                 192                 -
  Bad debt expense                                                                           270               437
   Other non-cash items                                                                        -               250
   Changes in operating items, net of acquisitions:
       Receivables                                                                          (655)           (1,683)
       Inventories                                                                        (6,345)              745
       Prepaid and other                                                                  (3,445)              691
       Accounts payable and accrued expenses                                             (10,953)            1,624
       Other assets                                                                        4,584             5,829
       Other liabilities                                                                    (259)             (884)
                                                                                   ---------------   --------------
  Net cash provided by operating activities                                               10,429            42,129


Investing activities:
Acquisitions, net of cash acquired                                                       (50,965)                -
Purchase of investments                                                                  (93,946)          (62,584)
Sale of investments                                                                      118,109            63,384
Capital expenditures, net of non-cash expenditures                                       (13,334)          (10,576)
Other                                                                                        192               217
                                                                                   ---------------   --------------
  Net cash used in investing activities                                                  (39,944)           (9,559)


Financing activities:
Acquisition of treasury stock                                                             (9,813)                 -
Proceeds from employee stock option/stock purchase plans
                                                                                           1,533             2,126
Repayment of notes payable and bank borrowings                                            (1,391)           (1,176)
Repayment of capital lease obligations                                                    (1,677)           (1,775)
                                                                                   ---------------   --------------
  Net cash used in financing activities                                                  (11,348)             (825)
                                                                                   ---------------   --------------
Net change in cash and equivalents                                                       (40,863)           31,745
Cash and equivalents:
  Beginning of period                                                                     80,824            49,079
                                                                                   ---------------   --------------
  End of period                                                                          $39,961           $80,824
                                                                                   ===============   ==============




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